UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report  (Date of earliest event reported): August 1, 2006
Allied World Assurance Company Holdings, Ltd

(Exact name of registrant as specified in its charter)

Bermuda	001-32938	98-0481737

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

43 Victoria Street, Hamilton, Bermuda	HM 12

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:  (441) 278-5400
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
          ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
          ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
          ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
          ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement
          On August 1, 2006, Allied World Assurance Company Holdings, Ltd (the “Company”) entered into indemnification agreements, in such form as previously approved by the Company’s Board of Directors, with the following directors and executive officers: Michael I.D. Morrison, Bart Friedman, Scott A. Carmilani, James F. Duffy, Scott Hunter, Mark R. Patterson, Samuel J. Weinhoff, G. William Davis, Jr., Joan H. Dillard, Wesley D. Dupont, Marshall J. Grossack, Richard E. Jodoin and John T. Redmond. A copy of the form of indemnification agreement (the “Indemnification Agreement”) is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Indemnification Agreement contained herein is qualified in its entirety by reference to the form of Indemnification Agreement filed herewith.
          In general, the Indemnification Agreement provides that the Company will, to the fullest extent permitted by applicable law (except in certain limited circumstances) and the Company’s Bye-laws and Memorandum of Association, indemnify each indemnitee against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed criminal, civil, administrative or investigative action brought against the indemnitee or in which he or she otherwise becomes involved as a witness by reason of his or her relationship with the Company. The Indemnification Agreement also provides for indemnification rights regarding proceedings brought by or in the right of the Company. In addition, the Indemnification Agreement provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the Indemnification Agreement, provided that the indemnitee submits a written affirmation of the indemnitee’s good faith belief that the indemnitee has met the standard of conduct necessary for indemnification under the Indemnification Agreement.
Item 9.01.  Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description

10.1	Form of Indemnification Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

Date: August 7, 2006	By:	/s/ Wesley D. Dupont
		Name:	Wesley D. Dupont
		Title:	Senior Vice President & General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Form of Indemnification Agreement